UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 12, 2012

Lions Gate Entertainment Corp.
(Exact name of registrant as specified in its charter)

British Columbia, Canada	1-14880	N/A
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

1055 West Hastings Street, Suite 2200
Vancouver, British Columbia, Canada V6E 2E9
and
2700 Colorado Avenue, Suite 200
Santa Monica, California 90404
(Address of principal executive offices) (Zip Code)

(877) 848-3866
(Registrant’s telephone number, including area code)

No Change
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.    Other Events.

As previously reported, on June 5, 2012, Lions Gate Entertainment Inc. (“LGEI”), a wholly-owned subsidiary of Lions Gate Entertainment Corp. (the “Company”), elected to partially redeem approximately $21,132,000 of its 3.625% Convertible Senior Subordinated Notes due 2025 (the “Convertible Notes”) on July 10, 2012 (the “Initial Redemption Date”), of which approximately $7,820,000 is reflected as senior subordinated debt on the Company’s consolidated balance sheet and approximately $13,312,000 is owned by the Company. On and after the Initial Redemption Date, approximately $15,644,000 of the Convertible Notes will remain reflected on the Company’s consolidated balance sheet and approximately $26,628,000 will continue to be held by the Company (together, the aggregate principal amount of $42,272,000 Convertible Notes, the “Remaining Convertible Notes”).

On June 12, 2012, LGEI elected to redeem the Remaining Convertible Notes on July 17, 2012 (the “Second Redemption Date”).  The Remaining Convertible Notes will be redeemed for cash at 100% of their principal amount, plus accrued and unpaid interest to, but excluding, the Second Redemption Date.  A Notice of Redemption was distributed to holders of the Remaining Convertible Notes on June 12, 2012 and sets forth the applicable redemption procedures.

Holders of the Remaining Convertible Notes may alternatively convert their Convertible Notes into the Company’s common shares at any time prior to 5:00 p.m., New York City Time, on July 16, 2012, at a conversion rate of 70.0133 common shares per $1,000 in principal amount of the Convertible Notes, or a conversion price of approximately $14.28 per share.  Any fractional interest with respect to the common shares will be paid in cash.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 12, 2012

LIONS GATE ENTERTAINMENT CORP.

By: /s/ James Keegan
Name: James Keegan
Title: Chief Financial Officer